Exhibit 99.1

Cross Country Healthcare Acquires American Personnel, Inc.

BOCA RATON, Fla.--(BUSINESS WIRE)--December 5, 2018--Cross Country Healthcare, Inc. (the “Company” or “Cross Country Healthcare”) (Nasdaq: CCRN) today announced the acquisition of American Personnel, Inc., effective December 1, 2018. Based in Boston, American Personnel offers a range of talent management solutions to its healthcare clients primarily in Massachusetts, including permanent placement, consultative staffing solutions, and traditional staffing.

“The addition of American Personnel will expand our presence in the Northeast and provide us with additional strong, experienced leaders to provide greater value in the healthcare industry. We are excited to be joining forces with American Personnel,” said William J. Grubbs, President and Chief Executive Officer of Cross Country Healthcare.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 70 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com